EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (“Third Amendment”) is made this 24th day of April, 2020 by and between Faith Realty II, LLC (“Landlord”) and Summer Infant (USA), Inc. (“Tenant”), and is effective as of May 1, 2020 (the “Effective Date”).

BACKGROUND

The Landlord and Tenant entered into that certain Lease dated March 24, 2009 (“Initial Lease”), which was amended by Amendment to Lease dated May 13, 2015 (“Amendment”) and was further amended by Second Amendment to Lease dated January 22, 2018 (“Second Amendment and together with the Initial Lease and Amendment referred to as the “Lease”). The Landlord and the Tenant have had discussions about the Tenant vacating the warehouse space located on the ground floor of the Building and reducing the size of the office space to be leased in the Building. To address the request of the Tenant, the Landlord has entered into discussions with T.E.A.M., Inc. to lease the warehouse space and a portion of the office space located on the ground floor of the Building. This Third Amendment is specifically conditioned upon the Landlord entering into a lease agreement with T.E.A.M., Inc. for the warehouse space and approximately 3,045 square feet of office space located on the ground floor of the Building, on or before April 20, 2020. In the event that the Landlord has not entered into a lease agreement with T.E.A.M., Inc. on or before April 20, 2020, then this Third Amendment shall be null and void and the Lease shall remain in full force and effect.

Now, therefore, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Lease.

2.       The Summary of Basic Terms section of the Lease (“Basic Terms”) is amended as follows:

(a)                The definition of “Premises” in Section 3A of the Basic Terms is amended and replaced with the following:

“The Premises consists of approximately 20,212 square feet of which approximately 8,240 square feet of office space located on the ground floor of the Building, (ii) the entire 1st floor of the Building consisting of approximately 11,702 square feet and (iii) approximately 270 square feet of Shared Space (Shared Space is approximately 540 square feet and Lessee’s shared of the Shared Space is 50%), all as more fully depicted on the floor plan attached hereto as Exhibit A.”

(b)               The definition of “Leasable Square Footage of the Premises” in Section 3C of the Basic Terms is hereby amended to read “20,212 square feet”.

(c)               The definition of “Lease Term” in Section 5A of the Basic Terms shall be amended and restated as follows:

“The initial lease term shall be from the Commencement Date (March 24, 2009) until June 30, 2020. The extended lease term shall commence on July 1, 2020 and continue for a period of five (5) years (“Extended Lease Term). Any reference to the Lease Term in the Lease shall mean and include the Extended Lease Term.”

(d)               The definition of “Permitted Use” in Section 6 of the Basic Terms shall be amended by deleting “manufacturing and warehouse”.

(e)               The definition of “Tenant’s Parking Allocation” in Section 8 of the Basic Terms shall be amended and restated to read as follows:

“Landlord shall provide Tenant with the parking areas in the locations depicted on Exhibit B, attached hereto for its use provided, however, that Tenant covenants and agrees that Tenant will not allow its employees and/or invitees to park in either the two (2) spaces in the front of the Building and/or the 25 spaces located to the east of the Building which have been allocated to the other tenant in the Building. Further, Tenant shall not park any vehicles in the front of the dock area to the south of the Building. Tenant shall not be permitted to park any vehicles overnight in the parking areas.”

(f)               The definition of “Base Rent” in Section 9 of the Basic Terms shall be amended to add the following:

“Commencing on July 1, 2020, the Base Rent for the Extended Lease Term shall be as follows:

Lease Year	Square Foot Rent	Monthly	Annual
1	$15.00	$25,265.00	$303,180.00

2	$15.30	$25,770.30	$309,243.60

3	$15.61	$26,292.44	$315,509.32

4.	$15.92	$26,814.59	$321,775.04

5	$16.24	$27,353.57	$328,242.88

Option Term #1

6	$16.56	$27,892.56	$334,710.72

7	$16.89	$28,448.39	$341,380.68

8	$17.23	$29,021.06	$348,252.76

9	$17.57	$29,593.74	$355,124.84

10	$17.92	$30,183.25	$362,199.04

Option Term #2

11	$18.28	$30,789.61	$369,475.36

12	$18.65	$31,412.82	$376,953.80

13	$19.02	$32,036.02	$384,432.24

14	$19.40	$32,676.07	$392,112.80

15	$19.79	$33,332.96	$399,995.48”

(g)               The definition of “Tenant’s Electricity Costs” in Section 10 of the Basic Terms is deleted.

(h)               The definition of and “Heat and Utilities” in Section 11 of the Basic Terms is replaced with the following definition of “Gas and Electricity”: “Gas and Electricity” Landlord shall be responsible for providing Gas and Electricity service to the Building. Gas and Electricity provided to the Warehouse will be separately metered and paid for by Landlord or Landlord’s other tenant. Gas and Electricity provided to the remaining portion of the Building will be pro-rated in accordance with each tenant’s proportionate share of occupancy in the Building, excluding the Warehouse space.

(i)	Tenant’s and Landlord’s addresses for notification purposes set forth in Sections 14A and 14B of the Basic Terms are hereby amended as follows:

Addresses for Notices:

Landlord:	Faith Realty II, LLC
30 Martin Street, Suite 3C
Cumberland, Rhode Island 02864
Attn: Jason Macari

Tenant:	Summer Infant (USA), Inc.
1275 Park East Drive
Woonsocket, Rhode Island 02895
Attn: Paul Francese, CFO
With copies to: General Counsel

3.       The following definitions shall be added to the Basic Terms as new Sections 15 through 24:

15.       Shared Space:      means the lobby and one (1) bathroom all located on the ground floor as depicted on Exhibit A.

16.      Additional Rent: means Tenant’s Applicable Percentage of any: (i) Real Estate Taxes (ii) Insurance Costs and (iii) Operating Expenses.

17.      Applicable Percentage:   The Tenant’s Applicable Percentage is 45%.

18.      Real Estate Taxes: means (a) all taxes, assessments, betterments, water or sewer entrance fees and charges including general, special, ordinary and extraordinary, environmental, or any other charges (including charges for the use of municipal services if billed separately from other taxes), levied, assessed or imposed at any time by any governmental authority upon or against the Land, the Building, or the fixtures, signs and other improvements thereon then comprising the Landlord’s Property and (b) all reasonable attorneys’ fees appraisal fees and other fees, charges and costs incurred in connection with any proceedings related to the amount of Real Estate Taxes, the tax classification and/or the assessed value of Landlord’s Property. This definition of Real Estate Taxes is based upon the present system of real estate taxation in the State of Rhode Island; if taxes upon rentals or any other basis shall be substituted, in whole or in part, for the present ad valorem real estate taxes, the term “Real Estate Taxes” shall be deemed changed to the extent to which there is such a substitution for the present ad valorem real estate taxes. If Landlord receives any refund of Real Estate Taxes for any tax year for which Tenant has made a payment pursuant hereto, Landlord shall (after deducting from such refund all reasonable and direct expenses incurred in connection therewith) pay or provide credit to the Tenant its pro rata share of any such net refund.

19.       Insurance Costs: means the cost of insuring at market rates the Landlord’s Property at its full replacement cost, including without limitation, the Building and all other improvements now or hereafter situated thereon, and all operations conducted in connection therewith, with such policies, coverages and companies and in such limits as may be reasonably required by Landlord (and/or which may be required by Landlord’s lenders), including, but not limited to, fire insurance with extended or with all-risk coverage, comprehensive public liability insurance covering personal injury, deaths and property damage with a personal injury endorsement and rent loss or business interruption insurance, contractual liability insurance and boiler insurance, all such insurance to be with coverage and in amounts and with deductibles consistent with insurance maintained by landlords of properties of comparable type and character in the Woonsocket, Rhode Island area. For purposes hereof, full replacement cost shall mean the actual replacement cost (exclusive of the cost of excavation, foundation and footings below the lowest basement floor).

20.       Operating Expenses: means the costs per annum to operate and maintain the Landlord’s Property, including (i) all exterior courtyards, sidewalks, parking areas, landscaping, access drives and roadways, exterior lighting, water, sewer, and security systems, consisting of door security, building alarm system and fire alarm systems (collectively, “Security”); (ii) all costs, including but not limited to, moneys paid to utility companies and municipalities related to water and sewer (including sewer taxes); (iii) all costs, including but not limited to, material and equipment costs for cleaning the windows and Outside Areas; (iv) all costs of maintaining the Building and the Common Areas, including, but not limited to, repair and/or replacement of the roof (excluding the solar panels installed by Landlord which are solely the responsibility of Landlord), exterior walls and structural portions of the Building, operation, repair and/or replacement of the heating and air-conditioning equipment, plumbing systems, electrical systems and/or elevators (if any), and any other common building equipment and building systems, in addition to the parking areas, sidewalks and driveways located upon the Property, and all other repairs and replacements necessary to keep the Building in a condition consistent with comparable office and warehouse buildings of similar size and location; (v) all costs of maintaining the parking areas, including but not limited to, paving, painting, patching, maintaining borders and edging; (vi) all costs of snow removal from the parking and access drives of the Property; (vii) costs of all third-party service contracts relating to services referred to above; and (viii) a management fee equal to five percent (5%) of all the aforesaid annual Operating Expenses. The parties agree that the Security will be managed by a third party acceptable to Landlord and Tenant.

Notwithstanding anything to the contrary set forth in this definition of Operating Expenses, the following shall apply:

(a)            In regard to the mechanical, electrical and/or plumbing systems that are dedicated to and service only the Tenant’s Premises (“Dedicated Systems”), Tenant shall pay and there shall be included in the calculation of Tenant’s Operating Expenses, all the costs and expenses associated with the maintenance, repair and replacement of the Dedicated Systems;

(b)            In regard to the mechanical, electrical and/or plumbing systems that are dedicated to and service only the space occupied by other tenants in the Building (“Other Systems”), no cost or expense associated with the maintenance, repair and replacement of the Other Systems shall be included in the calculation of Tenant’s Operating Expenses; and

(c)            In regard to the mechanical, electrical and/or plumbing systems that service common areas and/or are shared with and service Tenant’s Premises along with other space occupied by other tenants in the Building (“Shared Systems”), Tenant shall pay and it shall be included in the calculation of Tenant’s Operating Expenses, Tenant’s Applicable Percentage of the costs and expenses associated with the maintenance, repair and replacement of the Shared Systems.

21.       Cleaning Premises:   Tenant shall be responsible, at its cost, to arrange for cleaning of the interior of the Premises and to make arrangements with the other tenant in the Building for the cleaning and maintenance of the Shared Space. In addition, the Tenant shall be responsible for its trash and rubbish removal.

22.      Keycards:    The common entranceway to the Building in which the Premises is located will be locked from 5:00 pm to 7:00 am weekdays and all day on weekends and holidays. Landlord has provided Tenant with keycards to enable Tenant to access the common entranceway. The Tenant will be charged $50 for any lost or replacement keycards.

23.      Vacate Date:    On or before the Effective Date, Tenant shall vacate all of the ground floor of the Building that it currently occupies except for the approximately 8,240 square feet of office space located on the ground floor of the Building that Tenant will continue to rent during the Extended Term of this Lease.

24.     Warehouse: Means the warehouse portion of the Building consisting of 27,727 square feet which will be leased to another tenant.

4.       Article I of the Lease is hereby amended as follows:

(a)	The definition of “Lease Term” is amended and restated to read as follows:

“The ‘Lease Term’ has the meaning set forth in Section 5A of the Basic Terms, as amended by this Third Amendment.”

(b)	The definition of “Lease Year” is amended by adding the following to the definition:

“During the Extended Lease Term, ‘Lease Year’ means the 12 month period beginning on the commencement date of the Extended Lease Term and on each anniversary of the commencement date of the Extended Lease Term throughout the Extended Lease Term.”

(c)	The following definitions are deleted from Article 1: (i) Operating Costs, (ii) Parking Area, (iii) Taxes. Any conflict between the definitions set forth in the Lease and this Third Amendment the definitions set forth in this Third Amendment shall control and be applicable.

5.       Sections 2.1 through 2.4 of the Lease are hereby deleted in their entirety and replaced with the following sections:

“Section 2.1 Premises.  Landlord, in consideration of the rents, covenants and agreements to be paid, kept and performed by Tenant as herein provided, hereby demises and leases unto Tenant the Premises. Tenant shall have, as appurtenant to the Premises, in common with the other tenant in the Building the parking spaces in the areas depicted on Exhibit B, provided that Tenant’s Parking Allocation shall be exclusive to Tenant, and the right to use, and permit its invitees to use, in common with others the Shared Space, the Outside Areas, the common hallways and, common stairways, if any (“Common Areas”). Tenant shall have 24-hour access to the Premises, the Outside Areas and the parking areas, subject to the terms of the Lease. No overnight parking shall be allowed in the parking areas and no outside storage shall be allowed in any common areas without the consent of the Lessor.

Section 2.2 Use of the Premises.  Tenant shall conform to all reasonable rules and regulations now or hereafter established by Landlord, for the general safety, care and cleanliness of Landlord’s Property, the preservation of good order thereon, and the comfort and quiet enjoyment of the Premises consistent with Tenant’s Permitted Use. Landlord agrees that all such rules and regulations shall be of general application, as applied to all tenants of Landlord located at the Property and consistent with Landlord’s obligations hereunder. Tenant shall forever hold and keep Landlord harmless and indemnified on account of any third party loss, cost, damage or liability resulting from the violation by Tenant of any Legal Requirement or based in any way arising out of the use and occupancy of said Premises by Tenant, except to the extent such loss, cost, damage, or liability is caused by the negligence or willfulness of Landlord or its other tenants.

Tenant shall not do or permit to be done any act or thing in said Premises which may make void or voidable any insurance on said Premises or Landlord’s Property.

Section 2.3 Vacating the Premises. At the expiration or other termination of this Lease, Tenant shall remove from said Premises all goods and effects, and peaceably and quietly surrender to Lessor possession of the Premises and all additions, whether made in replacement of, substitution of, or addition to, existing facilities and partitions and constructions of all kinds, excepting partitions and constructions as noted hereinbefore, and shall leave Premises broom clean and in the same repair, order and condition in all respects as at the beginning of this Lease, reasonable use and wear and damage by fire or other casualty only excepted.

2.4      Option to Extend.     Tenant shall have two (2) options to extend the Term of this Lease. Each option is for an additional period equal to five (5) years (collectively, the “Option Terms” and singularly, “Option Term”); provided, that for each Option Term: (i) Tenant is not in default beyond any applicable cure period under the terms and conditions of this Lease at the time it elects to extend the Term or at the commencement of the applicable Option Term; and (ii) Tenant has given Landlord written notice of its election to extend the Term no later than 270 days prior to commencement of the applicable Option Term. In the event that Tenant shall exercise its option hereunder, each such extension shall be upon the same terms and conditions as set forth herein except that Tenant shall have no further right to extend the Term after the expiration of the Option Terms. The Base Rent for each year during each Option Term shall be as set forth in the Basic Terms section of this Third Amendment. Should Tenant elect to extend the Term as provided above, the word “Term” as used herein shall mean the initial five (5) year Term together with, as applicable, the Option Terms.”

6.       The following shall be added as Section 2.8 of the Lease:

“Section 2.8      Landlord’s Work.    Reference is hereby made to the Floor Plan attached hereto as Exhibit A and incorporated herein (“Floor Plan”). Landlord shall cause to be performed, the work set forth on Exhibit C in the locations depicted on the Floor Plan (collectively, the “Landlord’s Work”). Landlord shall perform the Landlord’s Work in a good and workmanlike manner and in compliance with all Legal Requirements. All materials used by Landlord shall be new and of a quality consistent with other improvements performed by the Landlord at the Building. Landlord’s Work will be substantially completed prior to commencement of the Extended Lease Term. For purposes hereof, “substantially complete” shall mean that Landlord’s Work is complete subject only to "punch list" items, i.e., items to be completed, added, or modified but which do not unreasonably interfere with Tenant’s use and enjoyment of the Premises. Tenant shall provide Landlord with a written list of punch list items on or before the commencement of the Extended Lease Term and Landlord shall complete or correct the punch list items within thirty (30) days after submission of the punch list by Tenant.”

7.       Article IV of the Lease is hereby amended as follows:

Section 4.1 is hereby amended in its entirety and replaced with the following:

“Section 4.1 Rent.

“(a) Base Rent. Tenant shall pay Base Rent in the amount of $39,000 per month for the months of May, 2020 and June, 2020 and, during the Extended Lease Term, in the amounts set forth in Section 9 of the Basic Terms, as amended by this Third Amendment. The Base Rent shall be paid in consecutive monthly installments, in advance, on the first (1st) day of each and every month.during the Lease Term. Payment shall be made at the office of Landlord or at such other address as directed by the Landlord, (pro-rated if other than the first day of the month), without offset, abatement, deduction or demand, accept as otherwise provided for herein. In the event that any installment of Base Rent is not paid within ten (10) days of its due date, then in addition to the Base Rent, Tenant shall pay in addition to any other charges due under this Lease, an administrative fee equal to five percent (5%) of the overdue payment.

(b)       Additional Rent. Commencing on the Effective Date, Tenant shall pay to the Landlord its estimated Additional Rent in consecutive monthly installments, in advance on the first (1st) day of each month during the Lease Term. The initial estimated monthly payment of Additional Rent is $5,162. From time to time during the Lease Term, Landlord may notify Tenant in writing of any adjustment to the monthly installments to be paid by Tenant hereunder and, upon receipt of written documentation to support the requested adjustment, Tenant shall make payments accordingly. Within 120 days after the expiration of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall notify the Tenant of the actual Additional Rent for such calendar year and provide Tenant a statement thereof in reasonable detail. Prior to the expiration of a thirty (30) day period after receipt from Landlord of the year end Additional Rent statement for the calendar year, Tenant shall have the right to inspect at the office of the Landlord, at its sole cost and expense upon not less than five (5) days prior written notice, the Landlord’s records relating to year end Additional Rent statement for such calendar year. Notwithstanding the aforesaid, unless Tenant asserts specific errors within forty-five (45) days after receipt of the year-end Additional Rent statement, it shall be deemed that said year-end Additional Rent statement, is correct and Tenant shall pay to Landlord or Landlord shall credit against the Base Rent and/or Additional Rent obligations of Tenant next coming due, as the case may be, the difference between the estimated payments made by Tenant during the prior calendar year and the actual amount of Additional Rent as shown on such year-end statement. Additional Rent for the years in which the Lease Term commences and ends shall be prorated based upon the number of days of the Lease Term during such year. Failure by the Tenant to pay Additional Rent in accordance with the provisions of this Section 4.1 (b) shall be deemed a payment default under the Lease and shall provide the Landlord with the same remedies as a failure by the Tenant to pay Base Rent. For the avoidance of doubt, in the months of May, 2020 and June, 2020 and during the Extended Lease Term, Tenant’s rental obligation shall consist of Base Rent and Additional Rent and Tenant shall have no obligation to pay Taxes, Insurance Costs and/or Operating Costs as those terms were originally defined in the Lease.”

8.       There shall be added a new Section 4.2 to read as follows:

“Section 4.2     Gas and Electricity. Gas and Electricity shall be paid in accordance with Section 11 of the Basic Terms, as amended by this Third Amendment.

9.       Sections 4.3 through 4.6 are hereby deleted in their entirety.

10.     Section 5.4 is hereby deleted in its entirety.

11.     Section 6.1 is hereby amended in its entirety and replaced with the following:

“Landlord’s Obligations.  (a)    Except as otherwise stated in the Lease or this Third Amendment, Landlord agrees to make, as soon as practicable and at its cost, any required structural repairs, maintenance and replacement to the Landlord’s Property (including, but not limited to the roof, roof membrane, walls and foundations) in which the Premises are located and to keep in good order, condition and repair the exterior of the Building, and all plumbing, electrical, HVAC and similar building-wide mechanical systems, and the Common Areas, including the parking areas, except for damage thereto caused by any negligence of the Tenant, its agents, employees, contractors, licensees or invitees, which damage shall be repaired by the Landlord, at the expense of the Tenant; to be paid by the Tenant within thirty (30) days of after receipt of Landlord’s invoice for same. Any such payment shall be deemed payment of rent and failure to pay the same as set forth herein shall constitute an event of default hereunder. Tenant shall not be entitled to any partial or total abatement of rent for periods during which repairs are required to be made, whether such repairs are the responsibility of Landlord or Tenant. Notwithstanding anything contained in this Lease or this Third Amendment to the contrary, Landlord shall exercise commercially reasonable efforts to minimize interference with Tenant’s business in the Premises at any time Landlord undertakes any of its maintenance or repair obligations hereunder or makes any changes or renovations to the Building. In the event that (x) such maintenance or repairs (except where required as a result of the negligence of Tenant or Tenant’s agents, employees or contractors) or changes or renovations adversely interferes with Tenant’s use or occupancy of the Premises or (y) access to the Premises is unreasonably interrupted or unreasonably interfered with, and such interruption or interference continues for a period of at least twenty-four (24) hours, then all rent shall be abated during the period of such interruption or interference starting from the date after the expiration of the foregoing twenty-four (24) hour period until the date the interruption or interference, as the case may be, ceases.”

12.       Section 7.2 is hereby deleted in its entirety.

13.       Section 7.4 (b) is hereby deleted in its entirety.

14.       Section 7.9 (c) is hereby deleted in its entirety.

15.       Sections 7.12 (c), (d) and (e) are hereby deleted in their entirety.

16.       Section 12.1 is hereby amended by deleting in the third line: “the Taxes, Insurance Costs or Operating Costs” and inserting in its place: “Additional Rent”.

17.       Section 12.2 (b) is hereby amended by deleting in the third line: Insurance Costs, Taxes and Operating Costs” and inserting in its place: “Additional Rent”.

18.       Section 12.9 is hereby amended by deleting in the second line: Insurance Costs, Operating Costs and Taxes” and inserting in its place: “Additional Rent”.

19.       This Third Amendment may be executed in counterparts and delivered via email or facsimile transmission, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

20.       Except as modified or amended by this Third Amendment, the Lease is hereby ratified and affirmed.

{signatures appear on the next page}

IN WITNESS WHEREOF, the parties have executed this Third Amendment on the date set forth above.

In the presence of:	Faith Realty II, LLC

/s/ Stephen Bracewell	By:	/s/ Jason Macari
(Witness)	Jason Macari, Member

Summer Infant (USA), Inc.

/s/ Ted Klowan	By:	/s/ Paul Francese
(Witness)	Name:	Paul Francese
	Title:	CFO

Exhibit List:

Exhibit A	Floor Plan

Exhibit B	Parking Plan

Exhibit C	Landlord’s Work